SUPPLEMENT TO
                  MASTER AMENDED AND RESTATED DISTRIBUTION PLAN
                           FOR IVY FUND CLASS A SHARES


         WHEREAS, Ivy Fund is registered as an open-end investment company under the Investment Company Act of 1940 (the "Act") and consists of one or more separate investment portfolios (the "Portfolios") as may be established and designated from time to time;

         WHEREAS, the Board of Trustees of Ivy Fund has adopted a Plan dated December 21, 1991 and amended and restated on October 23, 1993 (the "Plan"), in accordance with the requirements of the Act and determined that there is a reasonable likelihood that the Plan will benefit Ivy Fund and its shareholders;

         WHEREAS, the Board of Trustees, pursuant to Section 1 of the Plan, desire to supplement the Plan so that the Plan pertains to the Class A Shares of three new Portfolios of the Ivy Fund: Ivy Latin America Strategy Fund, Ivy International Bond Fund, and Ivy New Century Fund.

NOW THEREFORE, The Board of Trustees of the Ivy Fund hereby designate that the Plan shall pertain to the Class A shares of the following new Portfolios of the Ivy Fund:

                  Ivy Latin America Strategy Fund;
                  Ivy New Century Fund; and
                  Ivy International Bond Fund

IN WITNESS WHEREOF, Ivy Fund has adopted this Supplement as of this 23rd day of September, 1994.


                                    IVY FUND


                                    By:     /s/ MICHAEL G. LANDRY
                                    Title:  President